Exhibit 99.1

Tronox Reports Third Quarter 2024 Financial Results

STAMFORD, Conn., October 24, 2024/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending September 30, 2024, as follows:

Third Quarter 2024 Financial Highlights:

•	Produced revenue of $804 million, a 21% increase compared to the prior year, or a 2% decrease compared to the prior quarter
•	Generated income from operations of $54 million, and a net loss of $25 million; adjusted net loss was $21 million (non-GAAP)
•	GAAP diluted loss per share was $0.16; Adjusted diluted loss per share was $0.13 (non-GAAP)
•	Delivered Adjusted EBITDA of $143 million and an Adjusted EBITDA margin of 17.8% (non-GAAP)
•	Invested $101 million in capital expenditures in the quarter, primarily in the previously announced mining extension projects in South Africa
•	Returned $61 million to shareholders in the nine months ending September 30, 2024 in the form of dividends

Q4 2024 Outlook:

•	TiO2 volumes expected to decline approximately 10-15% compared to Q3 2024 (flat to mid single-digit increase compared to Q4 2023)
•	Zircon volumes expected to be flat to slightly down compared to Q3 2024 (double-digit increase compared to Q4 2023)
•	Adjusted EBITDA expected to be $120-135 million and Adjusted EBITDA margin to be in the high-teens

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This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company's guidance with respect to fourth quarter 2024 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending September 30, 2024

($M unless otherwise noted)	Q3 2024	Q3 2023	Y-o-Y % ∆	Q2 2024	Q-o-Q % ∆
Revenue	$804	$662	21%	$820	(2)%
TiO2	$616	$558	10%	$653	(6)%
Zircon	$74	$33	124%	$85	(13)%
Other products	$114	$71	61%	$82	39%
Income from operations	$54	$32	69%	$76	(29)%
Net (Loss) Income	$(25)	$(14)	n/m	$10	n/m
Net (Loss) Income attributable to Tronox	$(25)	$(14)	n/m	$16	n/m
GAAP diluted (loss) earnings per share	$(0.16)	$(0.09)	n/m	$0.10	n/m
Adjusted diluted (loss) earnings per share	$(0.13)	$(0.08)	n/m	$0.07	n/m
Adjusted EBITDA	$143	$116	23%	$161	(11)%
Adjusted EBITDA Margin %	17.8%	17.5%	30 bps	19.6%	(180) bps
Free cash flow	$(14)	$(37)	n/m	$84	n/m

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price / Mix	FX	Volume	Price / Mix	FX
TiO2	12%	(2)%	0%	(7)%	1%	0%
Zircon	134%	(10)%	—	(12)%	(1)%	—

CEO's Remarks and Outlook

Chief Executive Officer John D. Romano commented, “Tronox's third quarter results demonstrated continued demand recovery compared to the prior year, though ultimately came in below our expectations as a result of softer than anticipated market conditions as the pace of the recovery slowed late in the quarter. Orders in North America and Latin America met our expectations, while demand in Europe and Asia Pacific was softer than forecasted in the last month of the quarter. Our TiO2 volumes declined 7% sequentially, below our guidance of a 2-4% decrease compared to the second quarter. Zircon volumes declined 12% sequentially, below our expectation of relatively flat volumes compared to the second quarter, due partially to orders rolling from the third quarter to the fourth quarter as well as weaker than expected demand in China.

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"On operations, we successfully achieved our targeted average production utilization rate of ~80% for the quarter. However, we have not yet seen the benefit of the lower cost inventory flowing through due to weaker than forecasted demand. The impacts from a weaker market environment along with higher freight costs drove the miss relative to our previously guided range of $145-165 million, resulting in a third quarter Adjusted EBITDA of $143 million and an Adjusted EBITDA margin of 17.8%. Lower sales volume also drove higher finished goods inventory, resulting in a neutral impact from working capital in the quarter."

Mr. Romano added, “Looking ahead to the fourth quarter, we anticipate North America, Europe and China will experience higher seasonal demand declines based on current customer sentiment, and we therefore expect TiO2 volumes to decline 10-15% from the third quarter. We expect zircon demand to be flat to slightly down compared to the third quarter. Additionally, our expectations for pricing improvement in the fourth quarter have moderated from our previous forecasts, reflecting current demand and competitive dynamics. We expect our operating rates to remain in the 80% range, driving an improvement in our cost structures and fixed cost absorption and expect to start to see the benefit of the sale of lower cost tons in the quarter. We will also continue to evaluate opportunities for additional cost efficiencies. As a result of these market and operational assumptions, combined with recent unfavorable exchange rate moves, we expect fourth quarter Adjusted EBITDA to be between $120-135 million and our Adjusted EBITDA margin to be in the high teens range."

Mr. Romano concluded, “Our third quarter results are not indicative of our earnings potential or our ability to deliver industry-leading results. There are significant positive tailwinds building for Tronox. From a macro standpoint, continued market recovery in the medium and long term will be aided by interest rate cuts, stimulus measures and anti-dumping investigations. Trade defense investigations are currently ongoing in the European Union, India, Brazil, and the Kingdom of Saudi Arabia. Additionally, as demand recovers, we expect to see operating cost improvements from higher production rates and will continue to evaluate further cost reduction opportunities. We are confident in our ability to capitalize on the opportunities ahead and deliver significant value for our shareholders. I would like to take this opportunity to thank the Tronox team for their dedication to operating safely and their steadfast commitment to fulfilling our customers' needs.”

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Third Quarter 2024 Results

(Comparisons are to prior year (Q3 2024 vs. Q3 2023) unless otherwise noted)

The Company recorded third quarter revenue of $804 million, an increase of 21% primarily driven by higher TiO2, zircon and other product volumes, partially offset by lower pricing.

Revenue from TiO2 sales was $616 million, an increase of 10% driven by a 12% increase in volumes, partially offset by a 2% decrease in average selling prices including mix. Sequentially, TiO2 sales decreased 6%, driven by a 7% decrease in sales volumes, partially offset by a 1% increase in average selling prices including mix.

Zircon revenue increased 124% to $74 million, driven by a 134% increase in volume, partially offset by a 10% decrease in average selling prices including mix. Sequentially, zircon revenue decreased 13%, driven by a 12% decrease in volumes and a 1% decrease in average selling prices including mix.

Revenue from other products was $114 million, an increase of 61% year-over-year due to opportunistic sales of ilmenite and heavy mineral concentrate tailings. Sequentially, revenue from other products increased 39%.

Net loss attributable to Tronox in the quarter was $25 million, or a loss of $0.16 per diluted share, compared to net loss attributable to Tronox of $14 million, or a loss of $0.09 per diluted share in the year-ago period. Adjusted net loss attributable to Tronox (non-GAAP) was $21 million, or a loss of $0.13 per diluted share.

Adjusted EBITDA of $143 million represented a 23% increase, driven primarily by higher sales volumes and improved production costs, partially offset by product pricing and mix impacts, other company costs, exchange rates and freight costs. Adjusted EBITDA margin was 17.8%.

Sequentially, Adjusted EBITDA decreased 11% due to headwinds from higher production costs, exchange rates, and freight costs, partially offset by tailwinds from higher sales volumes and product pricing and mix impacts.

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The Company's selling, general and administrative expenses were $74 million for the quarter, an increase of 19%. Tronox's net interest expense in the quarter was $39 million. Depreciation, depletion and amortization expense was $70 million.

Balance Sheet, Cash Flow and Capital Allocation

Tronox ended the quarter with $2.8 billion of total debt, $2.7 billion of net debt and a net leverage ratio of 5.0x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $668 million, including $167 million in cash and cash equivalents and $501 million available under our revolving credit agreements. During the third quarter, the company refinanced its existing term loan due March 2029 with a new 7-year term loan due September 2031, extending the Company's debt maturity profile and further optimizing its capital structure following the successful repricing and extension of its other term loan tranche completed in April. With the completion of the latest refinancing, the next significant debt maturity for the Company is not until 2029. Tronox does not have any financial covenants on its term loans or bonds.

Free cash flow for the quarter was a use of $14 million. Capital expenditures were $101 million, including investments in the Company's key capital projects to extend existing mines reaching their end of life and sustain the Company's vertical integration benefit. The Company returned $20 million to shareholders in the form of dividends in the quarter.

Webcast Conference Call

Tronox will conduct a webcast conference call on Friday, October 25, 2024, at 8:00 AM ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1 (800) 549-8228
International: +44 80 0279 7040
Conference ID: 99615

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Conference Call Presentation Slides will be used during the conference call and made available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on October 25, 2024, by
12:00 PM ET, until October 31, 2024, 11:59 PM ET.

Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
US Toll Free: +1 (888) 660-6264
International: +44 20 8609 4320
Replay Access Code: 99615 #

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial and operational performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, including trade defense measures, anticipated costs, benefits and timing of capital projects including planned mining expansions, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing conflicts in Eastern Europe and the Middle East and any expansion of such conflicts, and other geopolitical events; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including trade defense measures. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, a non-U.S. GAAP liquidity measure of Free Cash Flow and net leverage ratio on a trailing twelve-month basis. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Investor Relations and Media Contact: Jennifer Guenther

+1.646.960.6598 (Investor Relations)

+1.203.705.3701 extension: 103701 (Media)

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$804	$662	$2,398	$2,164
Cost of goods sold	676	568	2,000	1,780
Gross profit	128	94	398	384
Selling, general and administrative expenses	74	62	227	206
Income from operations	54	32	171	178
Interest expense	(42)	(42)	(126)	(113)
Interest income	3	4	9	10
Loss on extinguishment of debt	(3)	—	(3)	—
Other (expense) income, net	(11)	—	7	6
Income (Loss) before income taxes	1	(6)	58	81
Income tax provision	(26)	(8)	(82)	(339)
Net loss	(25)	(14)	(24)	(258)
Net (loss) income attributable to noncontrolling interest	—	—	(6)	2
Net loss attributable to Tronox Holdings plc	$(25)	$(14)	$(18)	$(260)

Loss per share:
Basic	$(0.16)	$(0.09)	$(0.11)	$(1.66)
Diluted	$(0.16)	$(0.09)	$(0.11)	$(1.66)

Weighted average shares outstanding, basic (in thousands)	158,095	156,816	157,811	156,260
Weighted average shares outstanding, diluted (in thousands)	158,095	156,816	157,811	156,260

Other Operating Data:
Capital expenditures	101	54	253	202
Depreciation, depletion and amortization expense	70	67	214	206

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net loss attributable to Tronox Holdings plc (U.S. GAAP)	$(25)	$(14)	$(18)	$(260)

Sale of royalty interest (a)	—	—	(21)	—
Loss on extinguishment of debt (b)	3	—	3	—
Tax valuation allowance (c)	—	—	16	293
Other (d)	1	2	4	3
Adjusted net (loss) income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$(21)	$(12)	$(16)	$36

Diluted net loss per share (U.S. GAAP)	$(0.16)	$(0.09)	$(0.11)	$(1.66)

Sale of royalty interest, per share	—	—	(0.14)	—
Loss on extinguishment of debt, per share	0.02	—	0.02	—
Tax valuation allowance, per share	—	—	0.10	1.87
Other, per share	0.01	0.01	0.03	0.02
Diluted adjusted net (loss) income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$(0.13)	$(0.08)	$(0.10)	$0.23

Weighted average shares outstanding, diluted (in thousands)	158,095	156,816	157,811	157,053

(1)
Only the sale of royalty interest and certain other items have been tax impacted whereas certain other items were not tax impacted as they were recorded in jurisdictions with full valuation allowances.

(2)	Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a)
Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.

(b)	Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(c)
2024 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Brazilian jurisdiction. 2023 amount represents the establishment of a full valuation allowance against the deferred tax assets within our Australian jurisdiction.

(d)	Represents other activity not representative of the ongoing operations of the Company.

TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$167	$273
Restricted cash	1	—
Accounts receivable (net of allowance for credit losses of $1 million and $3 million as of September 30, 2024 and December 31, 2023, respectively)	373	290
Inventories, net	1,482	1,421
Prepaid and other assets	187	141
Income taxes receivable	9	10
Total current assets	2,219	2,135

Noncurrent Assets
Property, plant and equipment, net	1,938	1,835
Mineral leaseholds, net	644	654
Intangible assets, net	247	243
Lease right of use assets, net	129	132
Deferred tax assets	874	917
Other long-term assets	140	218
Total assets	$6,191	$6,134

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$492	$461
Accrued liabilities	243	230
Short-term lease liabilities	20	24
Short-term debt	17	11
Long-term debt due within one year	34	27
Income taxes payable	11	—
Total current liabilities	817	753

Noncurrent Liabilities
Long-term debt, net	2,767	2,786
Pension and postretirement healthcare benefits	102	104
Asset retirement obligations	195	172
Environmental liabilities	41	48
Long-term lease liabilities	102	103
Deferred tax liabilities	183	149
Other long-term liabilities	38	39
Total liabilities	4,245	4,154

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 157,920,455 shares issued and outstanding at September 30, 2024 and 156,793,755 shares issued and outstanding at December 31, 2023	2	2
Capital in excess of par value	2,080	2,064
Retained earnings	606	684
Accumulated other comprehensive loss	(775)	(814)
Total Tronox Holdings plc shareholders’ equity	1,913	1,936
Noncontrolling interest	33	44
Total equity	1,946	1,980
Total liabilities and equity	$6,191	$6,134

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(24)	$(258)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	214	206
Deferred income taxes	64	314
Share-based compensation expense	17	15
Amortization of deferred debt issuance costs and discount on debt	7	6
Loss on extinguishment of debt	3	-
Other non-cash items affecting net income (loss)	24	34
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net of allowance for credit losses	(82)	84
Increase in inventories, net	(11)	(141)
Decrease in prepaid and other assets	32	5
Decrease in accounts payable and accrued liabilities	(2)	(154)
Net changes in income tax payables and receivables	8	(5)
Changes in other non-current assets and liabilities	(32)	(32)
Cash provided by operating activities	218	74

Cash Flows from Investing Activities:
Capital expenditures	(253)	(202)
Proceeds from sale of assets	27	3
Cash used in investing activities	(226)	(199)

Cash Flows from Financing Activities:
Repayments of short-term debt	(12)	(136)
Repayments of long-term debt	(221)	(13)
Proceeds from long-term debt	212	347
Proceeds from short-term debt	-	81
Debt issuance costs	(14)	(3)
Dividends paid	(61)	(69)
Restricted stock and performance-based shares settled in cash for withholding taxes	(1)	-
Cash (used in) provided by financing activities	(97)	207

Effects of exchange rate changes on cash and cash equivalents and restricted cash	-	-

Net (decrease) increase in cash and cash equivalents and restricted cash	(105)	82
Cash and cash equivalents and restricted cash at beginning of period	273	164
Cash and cash equivalents and restricted cash at end of period	$168	$246

TRONOX HOLDINGS PLC
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA, ADJUSTED EBITDA AS A % OF NET SALES AND NET DEBT TO TRAILING-TWELVE MONTHS ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net loss (U.S. GAAP)	$(25)	$(14)	$(24)	$(258)
Interest expense	42	42	126	113
Interest income	(3)	(4)	(9)	(10)
Income tax provision	26	8	82	339
Depreciation, depletion and amortization expense	70	67	214	206
EBITDA (non-U.S. GAAP)	110	99	389	390
Share-based compensation (a)	7	4	17	15
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (b)	8	6	22	14
Accounts receivable securitization program (c)	4	4	11	9
Foreign currency remeasurement (d)	8	(1)	10	(7)
Sale of royalty interest (e)	—	—	(28)	—
Loss on extinguishment of debt (f)	3	—	3	—
Other items (g)	3	4	11	9
Adjusted EBITDA (non-U.S. GAAP)	$143	$116	$435	$430

	Three Months Ended September 30,
	2024	2023
Net sales	$804	$662
Net loss (U.S. GAAP)	$(25)	$(14)
Net loss (U.S. GAAP) as a % of Net sales	(3.1)%	(2.1)%
Adjusted EBITDA (non-U.S. GAAP) (see above) as a % of Net sales	17.8%	17.5%

	September 30, 2024		December 31, 2023
Long-term debt, net	$2,767		$2,786
Short-term debt	17		11
Long-term debt due within one year	34		27
(Less) Cash and cash equivalents	(167)		(273)
Net debt	$2,651		$2,551
Trailing-twelve month Adjusted EBITDA (non-U.S. GAAP)	$529		$524
Net debt to trailing-twelve month Adjusted EBITDA (non-U.S. GAAP) (see above)	5.0	x	4.9	x

(a)	Represents non-cash share-based compensation.
(b)	Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(c)	Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(d)
Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

(e)
Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.

(f)	Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(g)
Includes noncash pension and postretirement costs, asset write-offs and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2024:

	Nine Months Ended September 30, 2024	Six Months Ended June 30, 2024	Three Months Ended September 30, 2024
Cash provided by operating activities	$218	$131	$87
Capital expenditures	(253)	(152)	(101)
Free cash flow (non-U.S. GAAP)	$(35)	$(21)	$(14)

TRONOX HOLDINGS PLC
RECONCILIATION OF TRAILING TWELVE MONTH NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended				Trailing Twelve Month
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	Adjusted EBITDA

Net (loss) income (U.S. GAAP)	$(56)	$(9)	$10	$(25)	$(80)
Interest expense	45	42	42	42	171
Interest income	(8)	(4)	(2)	(3)	(17)
Income tax provision	24	11	45	26	106
Depreciation, depletion and amortization expense	69	72	72	70	283
EBITDA (non-U.S. GAAP)	74	112	167	110	463
Share-based compensation (a)	6	6	4	7	23
Foreign currency remeasurement (b)	1	(2)	4	8	11
Accretion expense and other adjustments to asset retirement obligations and environmental liabilities (c)	8	7	7	8	30
Accounts receivable securitization program (d)	3	3	4	4	14
Sale of royalty interest (e)	—	—	(28)	—	(28)
Loss on extinguishment of debt (f)	—	—	—	3	3
Other items (g)	2	5	3	3	13
Adjusted EBITDA (non-U.S. GAAP)	$94	$131	$161	$143	$529

(a)	Represents non-cash share-based compensation.
(b)
Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.

(c)	Primarily represents accretion expense and other noncash adjustments to asset retirement obligations and environmental liabilities.
(d)	Primarily represents expenses associated with the Company's accounts receivable securitization program which is used as a source of liquidity in the Company's overall capital structure.
(e)
Represents the sale of a royalty interest in certain Canadian mineral properties, net of associated transaction costs included in "Other (expense) income, net" in the unaudited Condensed Consolidated Statements of Operations.

(f)	Represents the loss in connection with the refinancing of the Term Loan Facility in the US.
(g)
Includes noncash pension and postretirement costs, asset write-offs, severance expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other (expense) income, net” in the unaudited Condensed Consolidated Statements of Operations.